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                                                                   EXHIBIT 10.35

Daniel J. Genter
610A Heritage Hills
Somers, New York 10589
Phone (914) 277-5437


                                                                  March 13, 1996

Dear Dan,

     I am pleased to make to you this offer of employment, and trust that it will be acceptable to you, based upon our discussions to date. I would appreciate your prompt acknowledgment, and hopefully acceptance, since as you know this position is pivotal to our success in 1996 and future years.

     Your title will be Senior Vice President, Sales and Marketing. Your appointment as a Corporate Officer will be recommended for consideration by the InnerDyne Board of Directors after an initial familiarization period to allow you to become more knowledgeable concerning the public aspects of the InnerDyne story.

     Your base salary will be $160,000 per year, which will be reviewed annually for merit based increases. In addition, you will receive a bonus based upon sales achievement. For 1996, you will receive a bonus at the end of the calendar year equivalent to 1% of the Company's incremental global product revenue growth in 1996, versus 1995. In addition, should the Company's global product revenues exceed $10 million in 1996, you will receive an additional $25,000 bonus payment. Bonus plans for 1997 and beyond will be mutually developed with similar earnings potential, though likely with different milestones.

     In addition, you will be granted options to purchase 225,000 shares of the common stock of InnerDyne, Inc., in accordance with the Company's existing employee stock option plans. Under that plan, 12/48 of the option grant will vest on the anniversary date of your employment, and the balance will vest monthly at the rate of 1/48 per month on the last day of each full month following the first anniversary of the initial grant.

     You will also be eligible for an automobile allowance of $500 per month, which represents taxable compensation to the recipient. You will be awarded three weeks vacation per year, in accordance with the Company's established vacation accrual policies. You will also be eligible to participate in the Company's established benefit plans, including medical and dental insurance, an employee stock purchase plan, and a 401(k) plan to which the Company does not currently make any contributions.

     Finally, InnerDyne will make a one-time payment of $10,000 to offset expenses associated with your relocation from the New York area to the Bay area. This payment will represent taxable income to you. We will also support reasonable additional expenses involved in relocation, such as an initial visit to the area for yourself and your spouse to investigate housing opportunities. These expenses should be reviewed with me prior to their incurrence.

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     Again, I trust you will find this offer acceptable. I am very much looking forward to working with you to build InnerDyne, Inc. into the kind of company that will offer ample rewards to both employees and stockholders. I would appreciate your earliest possible acknowledgment and acceptance of this offer, evidenced by your signature in the appropriate place below.

                                       Sincerely,

                                       /s/ William G. Mavity

                                       William G. Mavity
                                       President/CEO

Accepted by:  /s/ Daniel E. Genter
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               Daniel E. Genter

Date:
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